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Exhibit 99

NEWS RELEASE
Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com

Contacts:	Media:	Harry Anderson (805) 563-6816
	Investors:	Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Tenet Issues Update on Alvarado Hospital Medical Center

        SANTA BARBARA, Calif.—Dec. 19, 2002—Tenet Healthcare Corporation (NYSE: THC) said tonight that, in connection with the previously announced search warrants served this morning at the company's Alvarado Hospital Medical Center, federal agents had completed their removal of certain records from two administrative offices and have departed the San Diego facility.

        The company noted that the agents were from the Office of the Inspector General in the Department of Health and Human Services and the Internal Revenue Service. Contrary to early reports, no FBI agents were involved in serving the search warrants or removing the records. Tenet said it would continue to cooperate and expects to supply additional information as the case proceeds.

        Earlier today, the company said that it believes the Alvarado search was related to physician recruitment, relocation and consulting agreements. The government's affidavit, in which it explains its reasons for seeking the search warrants, remains sealed by the federal court. To the company's knowledge, no patient care or Medicare outlier issues are involved.

        Financial relationships between hospitals and doctors are strictly regulated by law. Tenet has policies and procedures in place to review and approve such agreements at its hospitals. These policies and procedures require multiple reviews, including legal and financial scrutiny.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,851 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 115,000 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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  Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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  Exhibit 99